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                                  EXHIBIT H.2

                                1,150,000 SHARES

                           ALLIED CAPITAL CORPORATION

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE

                   AGREEMENT AMONG INTERNATIONAL UNDERWRITERS


               Exhibit A - Underwriting Agreement
               Exhibit B - Agreement Between U.S. and International Underwriters Exhibit C - International Dealer Agreement

June __, 1998


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Morgan Stanley & Co. International Limited
NationsBanc Montgomery Securities LLC
The Robinson-Humphrey Company LLC
Scott & Stringfellow, Inc.
c/o  Morgan Stanley & Co. International Limited
     25 Cabot Square
     Canary Wharf
     London E14 4QA
     England

Dear Sirs:

         We understand that Allied Capital Corporation, a Maryland corporation (the "COMPANY"), proposes to issue and sell to the several Underwriters (as defined below) an aggregate of 5,750,000 shares (the "FIRM SHARES") of its common stock, $0.0001 par value per share ("COMMON STOCK") pursuant to an underwriting agreement (the "UNDERWRITING AGREEMENT"), substantially in the form attached hereto as Exhibit A, with you as representatives (the "INTERNATIONAL REPRESENTATIVES") of the international underwriters named in Schedule II thereto (the "INTERNATIONAL UNDERWRITERS"), and Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC, The Robinson-Humphrey Company LLC, and Scott & Stringfellow, Inc. as representatives (the "U.S. REPRESENTATIVES") of the U.S. underwriters named in Schedule I thereto (the "U.S. UNDERWRITERS"). The International Underwriters and the U.S. Underwriters are hereinafter collectively referred to as the Underwriters.

         Of such Firm Shares 1,150,000 shares are to be offered outside the United States and Canada by the International Underwriters (the "INTERNATIONAL SHARES") and 4,600,000 shares are to be offered by the U.S. Underwriters in the United States and Canada (the "U.S. FIRM SHARES").

         In addition, the several U.S. Underwriters will have an option to purchase from the Company an additional 862,500 shares (the "ADDITIONAL SHARES") to provide for over-allotments. The term "U.S. SHARES" shall mean the U.S. Firm Shares and the Additional Shares. The U.S. Shares and the International Shares are hereinafter collectively referred to as the "SHARES".

         We further understand that the Company has filed with the U.S. Securities and Exchange Commission (the "COMMISSION") a registration statement including a U.S. prospectus and an international prospectus relating to the Shares.




                                       I.
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         We hereby confirm our agreement with you that the International Shares shall be purchased by you and the other several International Underwriters, including ourselves, pursuant to the terms of and as set forth in the Underwriting Agreement. We further understand that the International Representatives propose to enter into an agreement with the U.S. Representatives (the "AGREEMENT BETWEEN U.S. AND INTERNATIONAL UNDERWRITERS"), substantially in the form attached hereto as Exhibit B, pursuant to Article I of which, and subject to the conditions thereof, the several International Underwriters, including ourselves, could become obligated to purchase Shares from, or sell Shares to, the U.S. Underwriters.

         We authorize you (a) to execute and deliver the Underwriting Agreement and the Agreement Between U.S. and International Underwriters on our behalf in substantially the forms of Exhibits A and B hereto, respectively, and to make representations and agreements on our behalf as set forth therein, (b) to vary the offering terms of the International Shares in effect at any time, including the offering price, the concession and the reallowance, (c) to agree to the price at which the International Shares are to be purchased from the Company,
(d) to agree, on our behalf, to any addition to, change in or waiver of any provision of the Underwriting Agreement (other than a change in the purchase price of the International Shares and the respective numbers of International Shares set forth opposite our names in Schedule II thereto) or of the Agreement Between U.S. and International Underwriters (other than a change in the price at which the International Underwriters purchase Shares pursuant to Article I thereof) and (e) to take any other action as may seem advisable to you in respect of the offering of the International Shares. The number of Shares set forth opposite each Underwriter's name in Schedule I or in Schedule II of the Underwriting Agreement (or such amount increased as provided in the Underwriting Agreement) is hereinafter referred to as the Original Purchase Obligation of such Underwriter, and the ratio that such Original Purchase Obligation of any International Underwriter bears to the total number of International Shares, expressed as a percentage, is hereinafter referred to as the International Underwriting Percentage of such International Underwriter.



                                       II.


         We authorize you to act as the Lead Managers of the offering by the International Underwriters of the International Shares outside of the United States and Canada and to take such action as may seem advisable to you in respect thereof. The offering of the International Shares is to be made as soon after the registration statement filed with the Commission relating to the Shares becomes


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effective (as then amended, the "REGISTRATION STATEMENT") as in your judgment and the judgment of the U.S. Representatives is advisable, at the offering price set forth in, and on the other terms and conditions as you shall determine in accordance with, the Underwriting Agreement. The offering of the International Shares is to be made on the terms and conditions to be set forth in the Underwriting Agreement, the Agreement Between U.S. and International Underwriters and in the prospectus first used to confirm sales of the International Shares (the "INTERNATIONAL PROSPECTUS"), whether or not filed pursuant to Rule 497 under the U.S. Securities Act of 1933, as amended (the "ACT"). During the term of this Agreement, advertisement of the offering outside of the United States and Canada will be made only by Morgan Stanley & Co. International Limited. Such advertisement will be made on behalf of the International Underwriters on such dates and in such countries as Morgan Stanley & Co. International Limited shall determine.

         We authorize Morgan Stanley & Co. International Limited to determine whether to purchase, and, if such determination is made, to purchase, any Shares for the account of the International Underwriters pursuant to the Agreement Between U.S. and International Underwriters. We further authorize Morgan Stanley & Co. International Limited to determine whether to sell, and, if such determination is made, to sell, Shares for the account of the International Underwriters pursuant to such Agreement.

         We authorize Morgan Stanley & Co. International Limited to offer or to sell for our account to dealers selected by it (among whom may be included any International Underwriter) such Shares purchased by us from the Company or pursuant to the Agreement Between U.S. and International Underwriters as Morgan Stanley & Co. International Limited shall determine. Sales of Shares to dealers shall be made for the account of each International Underwriter approximately in the proportion that Shares of such International Underwriter held by Morgan Stanley & Co. International Limited for such sales bear to the total Shares so held. Such sales shall be made pursuant to dealer agreements substantially in the form attached as Exhibit C hereto.

         We authorize Morgan Stanley & Co. International Limited to offer or sell for our account to certain persons (other than the persons to whom Shares are sold pursuant to the terms of the immediately preceding paragraph) such Shares purchased by us from the Company or pursuant to the Agreement Between U.S. and International Underwriters as it shall determine at the offering price set forth in the International Prospectus. Except for sales for the accounts of International Underwriters designated by a purchaser, aggregate sales of Shares to such persons shall be made for the accounts of the several International Underwriters as nearly as practicable in their respective International Underwriting Percentages.



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         Morgan Stanley & Co. International Limited will advise us promptly as to the number of Shares purchased by us that we shall retain for direct sale. At any time prior to the termination of this Agreement, any Shares purchased by us that are held by Morgan Stanley & Co. International Limited for sale for our account as set forth above but not sold may, upon our request and at Morgan Stanley & Co. International Limited's discretion, be released to us for direct sale, and Shares so released to us shall no longer be deemed held for sale by you.

         From time to time prior to the termination of this Agreement, at Morgan Stanley & Co. International Limited's request, we will advise it of the number of Shares remaining unsold that were retained by or released to us for direct sale and of the number of Shares remaining unsold that were delivered to us pursuant to Article III and, at Morgan Stanley & Co. International Limited's request, we will release to it any such Shares remaining unsold for sale by it
(i) for our account to dealers or certain other persons or (ii) if in its opinion, such Shares are needed to make delivery against sales made pursuant to
Article III.



                                      III.

         We authorize Morgan Stanley & Co. Incorporated to buy and sell for the accounts of the several Underwriters, including the International Underwriters,
(i) Common Stock and (ii) any securities convertible into or exercisable or exchangeable for the Common Stock in the open market or otherwise, for long or short account, on such terms as it shall deem advisable and to over-allot in arranging sales. Any shares of Common Stock or other securities that may have been purchased by the U.S. Representatives for stabilizing purposes in connection with the offering of the Shares prior to the execution of this Agreement and the Agreement Between U.S. and International Underwriters shall be treated as having been purchased pursuant to this paragraph and the Agreement Between U.S. and International Underwriters for the accounts of the several Underwriters. We authorize Morgan Stanley & Co. International Limited to over-allot in arranging sales. We recognize that the International Primary Market Association (IPMA) limits will not be complied with in connection with stabilization losses and expenses. Subject to the provisions of the Agreement Between U.S. and International Underwriters, all such purchases, sales and over-allotments for the International Underwriters as a group shall be for the accounts of the several International Underwriters as nearly as practicable in their respective International Underwriting Percentages. At no time shall our net commitment pursuant to the foregoing authorization exceed 15% of our Original Purchase Obligation, and, in determining our net commitment for short account, there shall be subtracted any Shares that you have agreed to purchase for our account pursuant to Article I of



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the Agreement Between U.S. and International Underwriters. On demand we will take up and pay for any securities so purchased for our account and deliver against payment any securities so sold or over-allotted for our account. The International Representatives agree to notify us of the date of termination of stabilization when so notified by Morgan Stanley & Co. Incorporated pursuant to the Agreement Between U.S. and International Underwriters.

         If pursuant to the provisions of the preceding paragraph and prior to the termination of this Agreement (or prior to such earlier date as the International Representatives may have determined), the U.S. Representatives purchase or contract to purchase in the open market or otherwise any Shares that were retained by or released to us for direct sale, or any Shares that may have been issued on transfer of or in exchange for such Shares, and which Shares were therefore not effectively placed for investment by us, we authorize the International Representatives either to charge our account with an amount equal to the selling concession with respect thereto, which amount shall be credited against the cost of such Shares, or to require us to repurchase such Shares at a price equal to the total cost of such purchase, including commissions, if any, and any taxes on redelivery.



                                       IV.

         On the Closing Date (as defined in the Underwriting Agreement), prior to 8:45 A.M. (New York City time) we will deliver to Morgan Stanley & Co. International Limited, Federal or other funds immediately available in New York City in the manner as you shall advise for (i) an amount equal to the offering price less the selling concession in respect of the Shares to be purchased by us, (ii) an amount equal to the offering price less the selling concession in respect of such of the Shares to be purchased by us as shall have been retained by or released to us for direct sale or (iii) the amount set forth or indicated in a telex to us, as you shall advise. You will make payment to the Company against delivery to you for our account of the Shares to be purchased by us and you will deliver to us the Shares paid for by us which shall have been retained by or released to us for direct sale. Unless we promptly give you written instructions otherwise, if transactions in the Shares may be settled through the facilities of The Depository Trust Company, payment for and delivery of Shares purchased by us will be made through such facilities, if we are a member, or, if we are not a member, settlement may be made through our ordinary correspondent who is a member.

                                       V.

         We authorize you as Lead Managers to charge our account, as compensation for your services in connection with this issue, including the



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purchase from the Company and the management of the offering, $____ a share for each Share that we have agreed to purchase pursuant to the Underwriting
Agreement.

         We authorize you to charge to our account (i) our International Underwriting Percentage of all expenses incurred by you under the terms of this Agreement or in connection with or attributable to the purchase, carrying and sale of any securities pursuant to this Agreement (including all expenses, if any, incurred for the account of the International Underwriters pursuant to the Agreement Between U.S. and International Underwriters), and (ii) all transfer taxes paid or payable on our behalf on purchases, sales or transfers made for our account pursuant to this Agreement.



                                       VI.

         We authorize you to advance your own funds for our account, charging interest rates prevailing from time to time, or to arrange loans for our account for the purpose of carrying out the provisions of this Agreement or the Agreement Between U.S. and International Underwriters and in connection therewith to hold or pledge as security therefor all or any securities which you may be holding for our account under this Agreement.

         Out of payment received by you for Shares sold for our account which have been paid for by us, you will remit to us promptly an amount equal to the price paid by us for such Shares.

         Morgan Stanley & Co. International Limited and Morgan Stanley & Co. Incorporated may each deliver to us or transfer to our account from time to time against payment, for carrying purposes only, any securities purchased by us or for our account under this Agreement that it is holding for sale for our account but that are not sold and paid for. We will transfer back to Morgan Stanley & Co. International Limited or Morgan Stanley & Co. Incorporated against payment any securities so transferred to us for carrying purposes at such times as it may demand.


                                      VII.

         This Agreement shall terminate 30 days from the date hereof, unless sooner terminated by you, provided that you may in your discretion extend this Agreement for a further period or periods not exceeding an aggregate of 30 days.


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You may at your discretion on notice to us prior to the termination of this
Agreement alter any of the terms or conditions of offering determined pursuant to Article II hereof or Article III of the Agreement Between U.S. and International Underwriters, or terminate or suspend in whole or in part the effectiveness of Article III hereof or paragraphs five through nine of Article IV thereof. No termination or suspension pursuant to this paragraph shall affect your or Morgan Stanley & Co. Incorporated's authority under Article III to cover any short or close any long position incurred under this Agreement prior to such termination or suspension.

         Upon termination of this Agreement, or prior thereto at your discretion, Morgan Stanley & Co. International Limited shall deliver to us or transfer to our account any Shares purchased by us from the Company or pursuant to the Agreement Between U.S. and International Underwriters and held by Morgan Stanley & Co. International Limited for sale for our account to dealers or others but not sold and paid for and Morgan Stanley & Co. Incorporated shall deliver to us or transfer to our account any securities which are held by Morgan Stanley & Co. Incorporated for our account pursuant to Article III. If at the termination of this Agreement, the aggregate amount of any securities (including any Shares) so held and not sold and paid for does not exceed 15% of the aggregate amount of the International Shares, Morgan Stanley & Co. International Limited and Morgan Stanley & Co. Incorporated may each, in its discretion, sell for the account of the several International Underwriters any such securities (including any Shares) so held, at such price, on such terms and in such manner as it may determine. As soon as practicable after termination of this Agreement our account hereunder shall be settled and paid. Morgan Stanley & Co. International Limited may reserve from distribution such amount as it deems advisable to cover possible additional amounts due from us. Determination by Morgan Stanley & Co. International Limited of amounts to be paid to or by us shall be final and conclusive. Any of our funds in Morgan Stanley & Co. International Limited's or Morgan Stanley & Co. Incorporated's hands may be held with its general funds without accountability for interest.


         Notwithstanding any settlement on the termination of this Agreement, each International Underwriter agrees to pay its International Underwriting Percentage of (i) all expenses incurred by you in investigating or defending against any claim or proceeding which is asserted or instituted by any party (including any governmental or regulatory body) other than an Underwriter relating to the Registration Statement or the Prospectus (as defined in the Underwriting Agreement) (or any amendment or supplement thereto) or any preliminary prospectus and (ii) any liability, including attorneys' fees, incurred by you in respect of any such claim or proceeding, whether such liability shall be the result of a judgment or as a result of any settlement agreed to by you, other than


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any such expense or liability as to which you receive indemnity payments pursuant to the following paragraph, Article III of the Agreement Between U.S. and International Underwriters or of the Underwriting Agreement.

         We agree to indemnify and hold harmless each other Underwriter and each person, if any, who controls any such Underwriter within the meaning of either
Section 15 of the Act or Section 20 of the U.S. Securities Exchange Act of 1934, as amended, to the extent and upon the terms which we agree to indemnify and hold harmless the Company, its directors, the officers of the Company who sign the Registration Statement and any person controlling the Company as set forth in the Underwriting Agreement.

         Our agreements contained in the second through fourth paragraphs of
Article II and this Article VII shall remain operative and in full force and effect regardless of any termination of this Agreement or the occurrence of any of the events described in clauses (i) through (iii) of the last paragraph of
Section 7 of the Underwriting Agreement.



                                      VIII.

         We have examined the prospectus included in the Registration Statement as amended to date and we are familiar with the terms of the securities being offered and the other terms of offering which are to be reflected in the International Prospectus. In addition, we confirm that the information relating to us which has been furnished to the Company for use therein is correct. You are authorized, with the approval of counsel for the Underwriters, to approve on our behalf the International Prospectus and any further amendments or supplements to the Registration Statement or the International Prospectus.

         We represent that our commitment to purchase Shares hereunder and under the Agreement Between U.S. and International Underwriters will not result in a violation of any financial responsibility requirements of any laws, rules or regulations applicable to us, including applicable rules of any securities exchange.

                                       IX.

         If the Underwriting Agreement is terminated as permitted by the terms thereof, our obligations hereunder shall immediately terminate except that (i) our obligations as set forth in the last paragraph of Article VII shall remain in full force and effect, (ii) we shall remain liable for our International Underwriting

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Percentage of all expenses and for any purchases or sales which may have been made for our account pursuant to the provisions of Article III, including any taxes on any such purchases or sales and (iii) such termination shall not affect any obligation of any defaulting International Underwriter.

         In the event that any International Underwriter shall default in its obligations (i) pursuant to the second paragraph of Article II or the first paragraph of Article III, (ii) to pay amounts owed by it pursuant to Article V or (iii) pursuant to the third or fourth paragraph of Article VII or the first paragraph of this Article IX, we will assume our proportionate share (determined on the basis of the International Underwriting Percentages of the non-defaulting International Underwriters) of such obligations, but no such assumption shall affect any obligation of any defaulting International Underwriter.

         If any one or more of the Underwriters shall fail or refuse to purchase any Shares which it or they have agreed to purchase under the Underwriting Agreement, we agree, in the proportion which the number of Firm Shares set forth opposite our name in Schedule II to the Underwriting Agreement bears to the aggregate number of Firm Shares set forth opposite the names of all non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase; provided that, in no event shall the Shares to be purchased by any International Underwriter be increased pursuant to this Article IX to an amount in excess of the maximum number of Shares which such International Underwriter has agreed to purchase pursuant to the Underwriting Agreement upon such a default or defaults, unless such International Underwriter consents in writing to the increase. Morgan Stanley & Co. International Limited is authorized to arrange for the purchase by others (including itself and any other International Underwriter) of any Shares not purchased by any defaulting International Underwriter or by the other International Underwriters as provided in this paragraph and in Section 9 of the Underwriting Agreement. If such arrangements are made, the respective numbers of Shares to be purchased by the remaining International Underwriters and such other person or persons, if any, shall be taken as the basis for all rights and obligations hereunder. Any action taken under this paragraph shall not relieve any defaulting International Underwriter from liability in respect of any default of such International Underwriter under the Underwriting Agreement or this Agreement.


         Nothing herein contained shall constitute us partners with you or with the other Underwriters and the obligations of ourselves and of each of the other Underwriters are several and not joint. If for United States federal income tax purposes the International Underwriters shall be deemed to constitute a partnership, each International Underwriter elects to be excluded from the


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application of Subchapter K, Chapter 1, Subtitle A, of the United States
Internal Revenue Code, as amended.

         You shall be under no liability to us for any act or omission except in respect of obligations expressly assumed by you herein.

         This Agreement is being executed by us and delivered to you in duplicate. Upon your confirmation hereof and agreements in identical form with each of the other Underwriters, this Agreement shall constitute a valid and binding contract between us.

         Your authority hereunder and under the Underwriting Agreement and the Agreement Between U.S. and International Underwriters may be exercised by Morgan Stanley & Co. International Limited, NationsBanc Montgomery Securities LLC, The Robinson-Humphrey Company LLC and Scott & Stringfellow, Inc., jointly or by Morgan Stanley & Co. International Limited alone. The authority of the U.S. Representatives hereunder and under the Agreement Between U.S. and International Underwriters may be exercised by Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC, The Robinson-Humphrey Company LLC and Scott & Stringfellow, Inc., either jointly or alone.

         This Agreement may be executed in two or more counterparts which together shall constitute one and the same instrument. If this Agreement is executed by or on behalf of any party hereto by a person acting under the power of attorney given him by such party, such person hereby states that at the time of execution hereof he has no notice of revocation of the power of attorney by which he has executed this Agreement as such attorney.



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         This Agreement shall be governed by and construed in accordance with the laws of the State of New York and United States federal law.

                                    Very truly yours,

                                    MORGAN STANLEY & CO.
                                        INTERNATIONAL LIMITED



                                    By:_________________________________________
                                        Attorney-in-fact for each of the several
                                        International Underwriters named in
                                        Schedule II to the Underwriting
                                        Agreement

Confirmed as of the date hereof

MORGAN STANLEY & CO. INTERNATIONAL LIMITED
NATIONSBANC MONTGOMERY SECURITIES LLC
THE ROBINSON-HUMPHREY COMPANY LLC
SCOTT & STRINGFELLOW, INC.

By:   MORGAN STANLEY & CO. INTERNATIONAL LIMITED



By:_____________________________________
      Name:
      Title:


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